Exhibit 21.1


                     Subsidiaries of FSP Phoenix Tower Corp.

 Name                                            Jurisdiction of
 ----                                              Organization
                                                   ------------

 FSP Phoenix Tower Limited Partnership                Texas
 FSP Phoenix Tower LLC                               Delaware